Exhibit 99.1

Xtant Medical Announces Second Quarter Revenue Growth of 32%

Raises 2023 Annual Revenue Guidance to $75 Million - $77 Million

BELGRADE, MT, August 1, 2023 – Xtant Medical Holdings, Inc. (NYSE American: XTNT), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, today reported financial and operating results for the second quarter ended June 30, 2023.

“In the second quarter, we achieved strong revenue growth on both a sequential and annual basis driven by our core biologics and fixation businesses,” said Sean Browne, President & CEO of Xtant Medical. “I am particularly pleased that we closed the quarter with positive adjusted EBITDA, which is ahead of our expectations. We are driving growth across all channels of our business, and with solid contributions from our newly acquired Coflex interlaminar stabilization device and the addition of new Coflex distributors, we are encouraged regarding our longer-term expansion opportunities. By leveraging and advancing our platform, we now expect to generate full year annual revenue growth of approximately 29% to 33%.”

Second Quarter 2023 Financial Results

Second quarter 2023 revenue grew 32%, representing organic growth of 14% plus an 18% increase from products added in the acquisition of the Coflex and CoFix lines, to $20.2 million, compared to $15.3 million for the same period in 2022. These revenue increases are attributed primarily to greater independent agent and private label sales, and sales from the acquired Coflex and CoFix product lines.

Gross margin for the second quarter of 2023 was 61.6%, compared to 54.8% for the same period in 2022. The increase was primarily attributable to the contribution of Coflex and CoFix products, partially offset by higher production costs.

Operating expenses for the second quarter of 2023 totaled $13.9 million, compared to $9.7 million for the second quarter of 2022. The increase was primarily due to additional independent agent sales commissions, higher employee compensation expenses and amortization of intangible assets associated with the Coflex and CoFix product lines.

Second quarter 2023 net loss totaled $2.2 million, or $0.02 per share, compared to the second quarter 2022 net loss of $1.7 million, or $0.02 per share.

Non-GAAP Adjusted EBITDA for the second quarter of 2023 was $0.1 million, compared to a Non-GAAP Adjusted EBITDA loss of $0.4 million for the prior-year period. The Company defines Adjusted EBITDA as net income/loss from operations before depreciation, amortization and interest expense and provision for income taxes, and as further adjusted to add back in or exclude, as applicable, non-cash compensation and acquisition-related expenses. A calculation and reconciliation of Adjusted EBITDA to net loss can be found in the attached financial tables.

2023 Financial Guidance

Xtant Medical raises its expectation for full year 2023 revenue to $75 million to $77 million, up from the Company’s prior guidance of $73 million to $75 million. The revised guidance range represents annual revenue growth of approximately 29% to 33% compared to full year 2022 revenue, and excludes any potential contributions from the Surgalign transaction, if and when that transaction closes.

Conference Call

Xtant Medical will host a webcast and conference call to discuss the second quarter 2023 financial results on Tuesday, August 1, 2023 at 9:00 AM ET. To access the webcast, Click Here. To access the conference call, dial 877-407-6184 within the U.S. or 201-389-0877 outside the U.S. A replay of the call will be available at www.xtantmedical.com under “Investor Info.”

About Xtant Medical Holdings, Inc.

Xtant Medical Holdings, Inc. (www.xtantmedical.com) is a global medical technology company focused on the design, development, and commercialization of a comprehensive portfolio of orthobiologics and spinal implant systems to facilitate spinal fusion in complex spine, deformity and degenerative procedures. Xtant people are dedicated and talented, operating with the highest integrity to serve our customers.

The symbols ™ and ® denote trademarks and registered trademarks of Xtant Medical Holdings, Inc. or its affiliates, registered as indicated in the United States, and in other countries. All other trademarks and trade names referred to in this release are the property of their respective owners.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures in this release, including Adjusted EBITDA and organic revenue growth. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. The Company’s management believes that the presentation of these measures provides useful information to investors. These measures may assist investors in evaluating the Company’s operations, period over period. Management uses the non-GAAP measures in this release internally for evaluation of the performance of the business, including the allocation of resources. Investors should consider non-GAAP financial measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “intends,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ “continue,” “future,” ‘‘will,’’ “potential,” “going forward,” similar expressions or the negative thereof, and the use of future dates. Forward-looking statements in this release include the Company’s financial guidance for 2023. The Company cautions that its forward-looking statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company’s future operating results and financial performance; its ability to increase or maintain revenue; risks associated with its recent acquisition of the Coflex product line and its pending acquisition of certain assets and liabilities related to the domestic and international biologics and spinal fixation offerings of Surgalign Holdings, Inc.; possible future impairment charges to long-lived assets and goodwill and write-downs of excess inventory if revenues decrease; the ability to remain competitive; the ability to innovate, develop and introduce new products; the ability to engage and retain new and existing independent distributors and agents and qualified personnel and the Company’s dependence on key independent agents for a significant portion of its revenue; the effect of COVID-19, labor and hospital staffing shortages on the Company’s business, operating results and financial condition, especially when they affect key markets; the Company’s ability to implement successfully its future growth initiatives and risks associated therewith; the effect of inflation, increased interest rates and other recessionary factors and supply chain disruptions; the effect of product sales mix changes on the Company’s financial results; government and third-party coverage and reimbursement for Company products; the ability to obtain and maintain regulatory approvals and comply with government regulations; the effect of product liability claims and other litigation to which the Company may be subject; the effect of product recalls and defects; the ability to obtain and protect Company intellectual property and proprietary rights and operate without infringing the rights of others; the ability to service Company debt, comply with its debt covenants and access additional indebtedness; the ability to obtain additional financing on favorable terms or at all; and other factors. Additional risk factors are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (SEC) on March 8, 2023 and subsequent SEC filings by the Company, including without limitation its most recent Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 anticipated to be filed with the SEC. Investors are encouraged to read the Company’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this cautionary statement.

Investor Relations Contact

David Carey

Lazar FINN

Ph: 212-867-1762

Email: david.carey@finnpartners.com

XTANT MEDICAL HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except number of shares and par value)

	As of June 30, 2023	As of December 31, 2022

ASSETS
Current Assets:
Cash and cash equivalents	$4,138	$20,298
Restricted Cash	310	209
Trade accounts receivable, net of allowance for credit losses and doubtful accounts of $740 and $515, respectively	13,744	10,853
Inventories	20,364	17,285
Prepaid and other current assets	1,015	673
Total current assets	39,571	49,318

Property and equipment, net	6,875	5,785
Right-of -use asset, net	1,155	1,380
Goodwill	6,514	3,205
Intangible assets, net	10,920	344
Other assets	183	197
Total Assets	$65,218	$60,229

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,444	$3,490
Accrued liabilities	6,255	5,496
Current portion of lease liability	488	458
Current portion of finance lease obligations	63	62
Line of credit	5,031	3,379
Current portion of long-term debt	708	2,333
Total current liabilities	16,989	15,218
Long-term Liabilities:
Lease liability, less current portion	720	972
Finance lease obligations, less current portion	149	181
Long-term debt, plus premium and less issuance costs	16,401	9,687
Total Liabilities	34,259	26,058

Stockholders’ Equity
Preferred stock, $0.000001 par value; 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.000001 par value; 300,000,000 shares authorized; 108,897,048 shares issued and outstanding as of June 30, 2023 and 108,874,803 shares issued and outstanding as of December 31, 2022	-	-
Additional paid-in capital	278,897	277,841
Accumulated deficit	(247,938)	(243,670)
Total Stockholders’ Equity	30,959	34,171

Total Liabilities & Stockholders’ Equity	$65,218	$60,229

XTANT MEDICAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except number of shares and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,

	2023	2022	2023	2022
Revenue
Orthopedic product sales	$20,232	$15,277	$38,175	$28,227
Other revenue	-	-	1	9
Total Revenue	20,232	15,277	38,176	28,236

Cost of sales	7,773	6,903	15,180	12,302
Gross Profit	12,459	8,374	22,996	15,934

Gross Profit %	61.6%	54.8%	60.2%	56.4%

Operating Expenses
General and administrative	4,954	3,797	9,839	7,766
Sales and marketing	8,716	5,636	15,770	10,845
Research and development	180	241	354	454
Total Operating Expenses	13,850	9,674	25,963	19,065

Loss from Operations	(1,391)	(1,300)	(2,967)	(3,131)

Other Expense
Interest expense	(786)	(397)	(1,360)	(757)
Interest income	-	-	85	-
Total Other Expense	(786)	(397)	(1,275)	(757)
Net Loss from Operations Before Provision for Income Taxes	(2,177)	(1,697)	(4,242)	(3,888)

Provision for Income Taxes	(13)	(13)	(26)	(35)
Net Loss	$(2,190)	$(1,710)	$(4,268)	$(3,923)

Net Loss Per Share:
Basic	$(0.02)	$(0.02)	$(0.04)	$(0.04)
Dilutive	$(0.02)	$(0.02)	$(0.04)	$(0.04)

Shares used in the computation:
Basic	108,897,048	87,313,701	108,895,327	87,252,521
Dilutive	108,897,048	87,313,701	108,895,327	87,252,521

XTANT MEDICAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Six Months Ended June 30,
	2023	2022
Operating activities:
Net loss	$(4,268)	$(3,923)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,274	599
Gain on disposal of fixed assets	(21)	(84)
Non-cash interest	189	116
Non-cash rent expense	3	(1)
Stock-based compensation	1,056	1,184
Provision for reserve on accounts receivable	225	143
Provision for excess and obsolete inventory	243	825

Changes in operating assets and liabilities, net of the effects of the acquisition:
Accounts receivable	(3,116)	(1,589)
Inventories	(1,733)	659
Prepaid and other assets	(330)	465
Accounts payable	954	428
Accrued liabilities	758	189
Net cash used in by operating activities	(4,766)	(989)

Investing activities:
Purchases of property and equipment	(870)	(810)
Proceeds from sale of fixed assets	55	165
Acquisition of Surgalign SPV, Inc.	(17,000)	-
Net cash used in investing activities	(17,815)	(645)

Financing activities:
Payments on financing leases	(30)	(22)
Borrowings on line of credit	36,256	26,567
Repayments of line of credit	(34,603)	(26,451)
Net proceeds from issuance of long-term debt, net of issuance costs	4,899	-
Net cash provided by financing activities	6,522	94

Net change in cash and cash equivalents and restricted cash	(16,059)	(1,540)
Cash and cash equivalents and restricted cash at beginning of period	20,507	18,387
Cash and cash equivalents and restricted cash at end of period	$4,448	$16,847

Reconciliation of cash and restricted cash reported in the condensed consolidated balance sheets
Cash and cash equivalants	$4,138	$16,495
Restricted cash	310	352
Total cash and restricted cash reported in the condensed consolidated balance sheets	$4,448	$16,847

XTANT MEDICAL HOLDINGS, INC.

CALCULATION OF NON-GAAP CONSOLIDATED EBITDA AND ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Net Loss	$(2,190)	$(1,710)	$(4,268)	$(3,923)

Depreciation and amortization	800	317		599
Interest expense	786	397	1,275	757
Tax expense	13	13	26	35
Non-GAAP EBITDA	(591)	(983)	(2,967)	(2,532)

Non-GAAP EBITDA/Total revenue	-2.9%	-6.4%	-7.8%	-9.0%

NON-GAAP ADJUSTED EBITDA CALCULATION
Non-cash compensation	438	571	1,055	1,185
Acquisition-related expenses	254	-	465	-
Non-GAAP Adjusted EBITDA	$101	$(412)	$(1,447)	$(1,347)

Non-GAAP Adjusted EBITDA/Total revenue	0.5%	-2.7%	-3.8%	-4.8%